For Release at 7:00 am EST


Financial Contact:   Patrick Davidson  (414) 343-8002
Media Contact:       Joe Hice (414) 343-7118



                  HARLEY-DAVIDSON REPORTS RECORD FOURTH QUARTER
                        AND 17th CONSECUTIVE RECORD YEAR
              Net Income of $580 million on Revenue of $4.1 billion


     Milwaukee, Wis., January 21, 2003 -- Harley-Davidson, Inc. (NYSE: HDI) today announced record revenue and earnings for its fourth quarter and year ended December 31, 2002. Revenue for the quarter was $1.03 billion compared with $905.9 million in the year-ago quarter, a 13.3 percent increase. Net income for the quarter was $150.9 million, an increase of 27.5 percent over the year ago quarter. Fourth quarter diluted earnings per share (EPS) were 49 cents, a 25.6 percent increase compared with last year's 39 cents. Revenue for the full year was $4.1 billion, compared with $3.4 billion in 2001, a 20.1 percent increase. Net income for the year was $580.2 million, a 32.5 percent increase versus last year's $437.7 million, while diluted EPS for the full year were $1.90, a 32.9 percent increase compared with $1.43 in 2001.
     "The year 2002 was our 17th consecutive year of record revenue and net income," said Jeffrey L. Bleustein, chairman and chief executive officer of Harley-Davidson, Inc. "Worldwide retail sales of Harley-Davidson(R) motorcycles were strong in 2002 with 15.9 percent unit growth over the prior year. Strong demand for our products gives us confidence in maintaining our production goal of 289,000 Harley-Davidson motorcycles for 2003."
     "We believe that the excitement surrounding our 100th Anniversary celebration combined with the strength of the underlying fundamentals of our motorcycle business are helping us continue to grow - even in the face of a weak global economy. We are fulfilling the dreams of many new customers as we welcome them into the Harley-Davidson family," said Bleustein.

Motorcycles and Related Products Segment - Fourth Quarter Results
-----------------------------------------------------------------
     Revenue from Harley-Davidson motorcycles was $820.3 million, an increase of $86.1 million or 11.7 percent over the same period last year. Fourth quarter shipments of Harley-Davidson motorcycles totaled 65,970 units. The Company had four fewer workdays in the fourth quarter of 2002 compared with 2001, yet shipped 2,435 more units, or 3.8 percent more than the same period last year.
     Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $129.9 million, an increase of $18.5 million, or 16.6 percent over the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes(TM) apparel and collectibles, totaled $54.8 million, an increase of $7.3 million or 15.4 percent. Revenue from 100th Anniversary P&A products was $12.7 million and revenue


      Harley-Davidson, Inc. - 4th Quarter 2002 Press Release Text - page 1 from General Merchandise associated with the 100th Anniversary was $12.5 million. "We are very pleased with sales of our 100th Anniversary products, but we realize that not all of these were incremental because some substitution from standard offerings to commemorative anniversary products did occur," said Bleustein.
     Fourth quarter gross margin was 36.1 percent of revenue, up from 34.5 percent last year. Gross margin improved primarily due to wholesale motorcycle price increases, favorable product mix and foreign exchange effects.
     Fourth quarter operating margin for the Motorcycles and Related Products Segment was 20.7 percent of revenue, which was better than last year's fourth quarter operating margin of 18.6 percent. The increase in operating margin was driven primarily by the increase in gross margin.

Retail Sales Data
-----------------
     Harley-Davidson retail motorcycle sales for the year grew in the U.S. (18.3 percent), Europe (7.6 percent) and Japan (5.9 percent) compared to the same period last year. The most recent available data is listed in the accompanying tables.

Financial Services Segment - Fourth Quarter Results
---------------------------------------------------
     Harley-Davidson Financial Services, Inc. (HDFS), a subsidiary of Harley-Davidson, Inc., reported fourth quarter operating income of $25.4 million, up $8.4 million or 49 percent compared to the year-ago quarter.
         "Harley-Davidson Financial Services had a fantastic quarter and year, both in financial performance and in helping to make the dream of owning a Harley-Davidson motorcycle a reality," said Bleustein. The subsidiary benefited from the increase in Harley-Davidson's U.S. motorcycle sales, growing acceptance of its consumer financing program and decreased cost of funds due to lower market interest rates.

Pension Plan Activities
-----------------------
     During the quarter, the Company contributed $100 million to its various pension plans, which brought the total year contribution to $154 million, compared with a contribution of $19 million in 2001. The Company also responded to current market conditions by lowering its pension plan discount rate from 8.0 to 7.25 percent.

Cash Flow
---------
     Operations generated cash of more than $779 million in 2002, providing the Company the ability to invest $324 million in capital expenditures, repurchase
1.1 million shares of company stock for $57 million, pay $41 million in dividends and contribute $154 million to the Company's pension plans, even as the Company increased cash and marketable securities by $160 million.

Twelve Month Results
--------------------
     For the fiscal year ended 2002, total Harley-Davidson motorcycle shipments were 263,653 units compared with 234,461 units in 2001, a 12.5 percent increase. Harley-Davidson motorcycle revenue was $3.16 billion, an increase of $489.7 million or 18.3 percent.
     P&A revenue totaled $629.2 million, a 23.5 percent increase, while General Merchandise revenue totaled $231.5 million, a 41.2 percent increase compared with 2001.
     On a longer-term basis, the Company expects the growth rate for P&A revenues to be



     Harley-Davidson, Inc. - 4th Quarter 2002 Press Release Text - page 2 slightly higher than the Harley-Davidson motorcycle unit growth rate. The General Merchandise growth rate is expected to be lower than the motorcycle unit growth rate over the long term.
     Full year operating income for HDFS was $104.2 million, an increase of $43.0 million or 70.1 percent compared to 2001. The Company expects 2003 HDFS operating income to grow approximately 20 percent over 2002 performance.

     Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services, Inc. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport and sport-touring motorcycles. Harley-Davidson Financial Services, Inc. provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.

Forward-Looking Statements
--------------------------
     The Company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects" or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
     The Company's ability to meet the targets and expectations noted depends upon, among other factors, the Company's ability to (i) continue to realize production efficiencies at its production facilities through the implementation of innovative manufacturing techniques and other means, (ii) successfully implement production capacity increases in its facilities, (iii) successfully introduce new products and services, (iv) avoid unexpected P&A /general merchandise supplier backorders, (v) sell all of the motorcycles it has the capacity to produce, (vi) continue to develop the capacity of its distributor and dealer network, (vii) avoid unexpected changes in the regulatory environment for its products, (viii) successfully adjust to foreign currency exchange rate fluctuations, (ix) successfully adjust to interest rate fluctuations, and (x) successfully manage changes in the credit quality of HDFS's loan portfolio.
     In addition, the Company could experience delays in the operation of manufacturing facilities as a result of work stoppages, difficulty with suppliers, natural causes or other factors. Risk factors are also disclosed in documents previously filed by the Company with the Securities and Exchange Commission.

                                  TABLES FOLLOW

     Harley-Davidson, Inc. - 4th Quarter 2002 Press Release Text - page 3


                              Harley-Davidson, Inc.
                   Condensed Consolidated Statements of Income
                    (In thousands, except per share amounts)
                                                    (Unaudited)
                                                 Three Months Ended          Twelve Months Ended
                                                 ------------------          -------------------
                                                Dec. 31,    Dec. 31,        Dec. 31,      Dec. 31,
                                                  2002        2001            2002          2001
                                                  ----        ----            ----          ----
Net revenue                                   $ 1,026,532  $ 905,887      $4,090,970    $ 3,406,786
Gross profit                                      370,626    312,883       1,417,841      1,152,971
Operating expenses                                157,768    144,457         626,720        539,660
                                              -----------  ---------      ----------    -----------
  Operating income from
      motorcycles & related products              212,858    168,426         791,121        613,311

Financial services income                          53,991     49,064         211,500        181,545
Financial services operating expense               28,634     32,094         107,273        120,272
                                              -----------  ---------      ----------    -----------
  Operating income from financial services         25,357     16,970         104,227         61,273

Corporate expenses                                  3,027      2,944          12,646         12,083
                                              -----------  ---------      ----------    -----------
Total operating income                            235,188    182,452         882,702        662,501
Interest income, net                                4,986      3,386          16,541         17,478
Other income (expense), net                        (9,852)    (3,762)        (13,416)        (6,524)
                                              -----------  ---------      ----------    -----------
Income before provision for taxes                 230,322    182,076         885,827        673,455
Provision for income taxes                         79,461     63,726         305,610        235,709
                                              -----------  ---------      ----------    -----------
Net income                                    $   150,861  $ 118,350       $ 580,217    $   437,746
                                              ===========  =========      ==========    ===========

Earnings per common share:
  Basic                                       $      0.50  $    0.39       $    1.92    $      1.45
  Diluted                                     $      0.49  $    0.39       $    1.90    $      1.43

Weighted-average common shares:
  Basic                                           302,395    302,343         302,297        302,506
  Diluted                                         305,037    305,512         305,158        306,248



         Harley-Davidson, Inc. - 4th Quarter 2002 Press Release Financial Tables - page 1

                              Harley-Davidson, Inc.
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                Dec. 31,       Dec 31,
                                                  2002          2001
                                                  ----          ----
ASSETS
   Current assets:
     Cash and cash equivalents                $   280,928   $   439,438
     Marketable securities                        514,800       196,011
     Accounts receivable, net                     108,694       118,843
     Finance receivables, net                     855,771       656,421
     Inventories                                  218,156       181,115
     Other current assets                          88,237        73,436
                                              -----------   -----------
   Total current assets                         2,066,586     1,665,264
     Finance receivables, net                     589,809       379,335
     Other long-term assets                     1,204,822     1,073,896
                                              -----------   -----------

Total assets                                  $ 3,861,217    $3,118,495
                                              ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
     Accounts payable & accrued expenses      $   607,473   $   499,059
     Current portion of finance debt              382,579       217,051
                                              -----------   -----------
   Total current liabilities                      990,052       716,110
   Finance debt                                   380,000       380,000
   Other long-term liabilities                    152,831       176,190
   Postretirement health care benefits            105,419        89,912
   Shareholders' equity                         2,232,915     1,756,283
                                              -----------   -----------

Total liabilities and shareholders' equity    $ 3,861,217   $ 3,118,495
                                              ===========   ===========



Harley-Davidson, Inc. - 4th Quarter 2002 Press Release Financial Tables - page 2

                                 Harley-Davidson, Inc.
                    Condensed Consolidated Statements of Cash Flows
                       (In thousands, except per share amounts)

                                                                    Dec. 31,         Dec 31,
                                                                      2002            2001
                                                                      ----            ----
Cash flows from operating activities:
   Net income                                                      $ 580,217       $ 437,746
   Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation                                                    175,778         153,061
     Non cash expenses                                               123,360         107,534
     Contributions to the pension plans                             (153,636)        (19,294)
     Net changes in current assets and current liabilities            53,827          77,761
                                                                   ---------       ---------
Net cash provided by operating activities                            779,546         756,808

Cash flows from investing activities:
   Capital expenditures                                             (323,866)       (290,381)
   Finance receivables, net                                         (398,768)       (275,754)
   Net increase in marketable securities                            (318,171)       (196,011)
   Other, net                                                         22,813          (9,361)
                                                                   ---------       ---------
Net cash used in investing activities                             (1,017,992)       (771,507)

Cash flows from financing activities:
   Net increase in finance debt                                      165,528         152,542
   Dividends paid                                                    (41,457)        (35,428)
   Purchase of common stock for treasury                             (56,814)       (111,552)
   Issuance of common stock under employee stock plans                12,679          28,839
                                                                   ---------       ---------
Net cash used in financing activities                                 79,936          34,401

Net (decrease) increase in cash and cash equivalents                (158,510)         19,702

Cash and cash equivalents:
   At beginning of period                                            439,438         419,736
                                                                   ---------       ---------
   At end of period                                                $ 280,928       $ 439,438
                                                                   =========       =========




         Harley-Davidson, Inc. - 4th Quarter 2002 Press Release Financial Tables - page 3


                                    Harley-Davidson, Inc.
                                 Net Revenue and Motorcycle
                                       Shipment Data

                                            Three Months Ended          Twelve Months Ended
                                            ------------------          -------------------
                                          Dec. 31,     Dec. 31,        Dec. 31,       Dec. 31,
                                            2002        2001             2002           2001
                                            ----        ----             ----           ----
NET REVENUE (in thousands)
Harley-Davidson(R)motorcycles          $   820,287    $ 734,183      $3,161,046    $ 2,671,314
Buell(R)motorcycles                         21,523       12,674          66,949         61,673
Parts & Accessories                        129,929      111,454         629,202        509,623
General Merchandise                         54,788       47,474         231,503        163,909
Other                                            5          102           2,270            267
                                       -----------    ---------      ----------    -----------
Total net sales                        $ 1,026,532    $ 905,887      $4,090,970    $ 3,406,786
                                       ===========    =========      ==========    ===========


HARLEY-DAVIDSON UNITS
Motorcycle shipments:
  United States                             54,235       53,616         212,833        186,915
  Export                                    11,735        9,919          50,820         47,546
                                       -----------    ---------      ----------    -----------
Total                                       65,970       63,535         263,653        234,461
                                       ===========    =========      ==========    ===========

Motorcycle product mix:
  Touring                                   17,911       17,557          70,713         65,403
  Custom                                    30,753       30,584         123,761        116,541
  VRSC                                       4,760        1,703          18,008          1,703
  Sportster(R)                              12,546       13,691          51,171         50,814
                                       -----------    ---------      ----------    -----------
Total                                       65,970       63,535         263,653        234,461
                                       ===========    =========      ==========    ===========

BUELL UNITS
Motorcycle shipments:
  Buell (excluding Blast)                    2,519        1,208           6,887          6,436
  Buell Blast                                  612          963           4,056          3,489
                                       -----------    ---------      ----------    -----------
                                             3,131        2,171          10,943          9,925
                                       ===========    =========      ==========    ===========



         Harley-Davidson, Inc. - 4th Quarter 2002 Press Release Financial Tables - page 4

                                 Year-to-date Heavyweight (651+ cc)
                              Motorcycle Retail Registrations (Units),
                                   data through month indicated.

                                        2002            2001        % change
                                        ----            ----        --------
United States
- H-D (December)                      209,944          177,414       +18.3
- Industry (December)                 442,326          394,325       +12.2

Europe
- H-D * (December)                     24,419           22,704        +7.6
- Industry (November)                 296,611          285,785        +3.8

Japan
- H-D (December)                        9,521            8,989        +5.9
- Industry (November)                  43,798           45,470        -3.7


Only Harley-Davidson(R) motorcycles are included in the Harley-Davidson (H-D) data.

H-D * Includes Harley-Davidson sales in all European countries.
Industry data for Europe includes sales only in Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Switzerland and United Kingdom.

Data Sources: (subject to update)
---------------------------------
United States: Motorcycle Industry Council,
Europe: Company reports, Giral S.A.
Japan: Company reports, Industry sources



Harley-Davidson, Inc. - 4th Quarter 2002 Press Release Financial Tables - page 5